Exhibit 10.10

www.WyndhamWorldwide.com
December 31, 2008
Thomas Anderson
4 Arrowhead Trail
Sparta, NJ 07871
Dear Tom:
     Reference is made to that letter confirming our discussion regarding your new expanded responsibilities in connection with your employment with Wyndham Worldwide Corporation (“Wyndham Worldwide”), dated March 24, 2008 (the “Offer Letter”). In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (collectively, “Code Section 409A”), Wyndham Worldwide would like to further clarify the terms of your bonus, perquisites and severance benefit set forth in the Offer Letter.
     Your bonus and any bonus modifier under the Wyndham Worldwide bonus plan will be paid to you at such time as shall be determined by the Compensation Committee of Wyndham Worldwide’s Board of Directors, but in no event later than the last day of the calendar year following the calendar year such bonus is earned. In accordance with our new reimbursement policy, Wyndham Worldwide will reimburse all taxable business expenses to you on or before the last day of your taxable year following the taxable year in which the expenses are incurred.
     In the event your employment with Wyndham Worldwide is terminated by Wyndham Worldwide other than for cause (as defined by Wyndham Worldwide) and other than in connection with your disability, which prevents you from performing services for Wyndham Worldwide for a period of 6 months, subject to the terms and conditions set forth in the Offer Letter, you will receive severance pay equal to two years of your then current base salary plus target bonus (excluding bonus modifier) in the form of a lump sum payment no later than the 60th day following the date of termination; provided that, to the extent your severance payment is subject to Code Section 409A, your termination of employment must constitute a “separation from service” under Code Section 409A.
     Although Wyndham Worldwide does not guarantee to you any particular tax treatment relating to any payments made or benefits provided to you in connection with your employment at Wyndham Worldwide, it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A, and all provisions of this letter and the Offer Letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

     Except as provided herein all terms and conditions set forth in the Offer Letter shall remain in effect.
Regards,

/s/ Mary Falvey Mary Falvey
Executive Vice President, Human Resources and Enterprise Services
Wyndham Worldwide

Understood and accepted as of December 31, 2008

/s/ Thomas Anderson Thomas Anderson

cc: S. Holmes